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                                   EXHIBIT 5.1

       OPINION OF GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.





                                                     August 29, 1997



RailAmerica, Inc.
301 Yamato Road
Suite 1190
Boca Raton, Florida  33431


         RE:      REGISTRATION STATEMENT ON FORM S-8 FOR
                  RAILAMERICA INC.'S STOCK INCENTIVE PLAN


Ladies and Gentlemen:


         On the date hereof, RailAmerica, Inc. a Delaware corporation ("the Company"), sent for filing with the Securities and Exchange Commission ("the Commission"), a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the issuance by the Company of up to 50,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), pursuant to the Company's Stock Incentive Plan, as amended (the "Stock Incentive Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Stock Incentive Plan; (iii) the Stock Incentive Plan; (iv) the Registration Statement and exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 50,000 shares of authorized and unissued Common Stock from which the 50,000 shares of Common Stock proposed to be distributed under the Stock Incentive Plan may be issued. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who are eligible, and that the consideration for the underlying shares of Common Stock issued pursuant to the distribution, is actually received by the Company as provided in the Stock Incentive Plan, we are of the opinion that the shares of Common Stock issued pursuant to the Stock Incentive Plan, granted under and in accordance with the terms of the Stock Incentive Plan will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Sincerely,

                                           GREENBERG TRAURIG HOFFMAN
                                           LIPOFF ROSEN & QUENTEL, P.A.

                                           By: /s/ Gary M. Epstein
                                              --------------------
                                              Gary M. Epstein